UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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GOLDMAN SACHS TRUST

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Time is Running Out!

PLEASE VOTE TODAY

Goldman Sachs Trust

The Special Meeting of Shareholders has been adjourned for a second time to April 16, 2021, due to the lack of shareholder participation. It is critical that your voice be heard on this very important proposal concerning making a change to your fund’s subclassification from ‘diversified’ to ‘non-diversified’. The Board has unanimously voted to approve this change, subject to shareholder approval. The change cannot take place without the support of shareholders like you.

According to our records, we have not received your vote!

Management recommends a FOR vote on the proposal, however, voting in any manner will help us reach quorum and stop any further outreach concerning this meeting.

It is important that we receive your vote prior to April 16th because it will help to avoid adjourning the meeting further and having to spend additional money soliciting your votes.

If you have any questions or would like to vote,

please call the number listed below:

833-934-2733

Your vote is important no matter the size of your fund holdings. Please vote promptly so your vote can be received prior to the April 16, 2021 Special Meeting of Shareholders.

The funds have made it very easy for you to vote.

Choose one of the following methods:

Visit the Website noted on your proxy card and enter the control number that appears on the proxy card. Follow the on-screen prompts to vote.	Return the executed proxy card in the postage-paid envelope provided so it is received prior to April 16, 2021.

Call the phone number above Monday through Friday, 9 am to 10pm, Eastern time to speak with a proxy specialist.

OR

Call the toll free touch-tone phone number listed on your proxy card. Have your proxy card with control number available. Follow the touch-tone prompts to vote.

THANK YOU FOR VOTING

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